110 Media Group, Inc. Signs Letter of Intent with Global Portals Online, Inc.
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      Patchogue, N.Y., September 7, 2005. 110 Media Group, Inc. (OTCBB:OTEN)
today announced that it has entered into a letter of intent with Global Portals Online, Inc.

      If all conditions to the closing of a transaction are satisfied, 110 Media Group would acquire all of the issued and outstanding shares of common stock of Global Portals Online in exchange for a certain number of shares of common stock of 110 Media Group, and Global Portals Online would become a wholly-owned subsidiary of 110 Media Group. The number of shares of common stock of 110 Media Group to be issued to the shareholders of Global Portals Online would be equal to 70% of the total number of issued and outstanding shares of common stock of 110 Media Group prior to the completion of certain additional transactions, including an issuance of a certain number of 110 Media Group shares of common stock for cash and a reverse stock split.

      The closing of a transaction is subject to several conditions, including without limitation completion of due diligence, the negotiation, preparation, execution and delivery of definitive documents, completion of a financing for cash and completion of a reverse stock split.

      110 Media Group, Inc., based in Patchogue, New York, is publicly traded with its securities listed on the NASDAQ OTC BB. It is engaged in the business of developing and managing for operation an Internet web hosting and advertising business which maintains and hosts websites and provides site monitoring and maintenance services for third parties; directs and redirects Internet traffic and e-commerce opportunities.

      Global Portals Online, Inc. (formerly Personal Portals Online) offers the consumer a chance to build his own online portal from a partners site with features such as a easy-to-use multimedia website builder, business/personal life management tools (email, calendar, instant messaging, file sharing, etc.), customized news updates, community tools, automated commerce products, and options previously unavailable to the novice Webmaster.

      This press release includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on 110 Media Group, Inc. management's current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to 110 Media Group, Inc., as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. These forward-looking statements may relate to, among other things, risks inherent in the completion of the due diligence process, the negotiation and preparation of definitive documents and the completion of a financing, and other expectations, intentions and plans contained in this press release that are not historical fact. Further information on risks or other factors that could affect the results of 110 Media Group, Inc. and its operations are detailed in its filings with the United States Securities and Exchange Commission.

Darren J. Cioffi, Chief Financial Officer, 110 Media Group, Inc.(631) 207-2227 ext. 104